Exhibit 10.5

AETHER HOLDINGS INC.
1999 ACQUISITION INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

May 5, 2006

David Oros:

Aether Holdings Inc. (“Aether”) hereby grants you (the “Grant”) under its 1999 Acquisition Incentive Plan (the “Plan”) 150,000 shares of Aether common stock (the “New Shares”), subject to certain restrictions specified below. While subject to the restrictions, this Agreement refers to the New Shares as “Restricted Stock.”

The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to the Grant:

RESTRICTIONS AND FORFEITURE

You may not sell, assign, pledge, encumber or otherwise transfer any interest in the Restricted Stock until the date set forth in the Vesting Schedule in Exhibit A (at which point the Restricted Stock will be referred to as “Vested”).

Unless the Administrator determines otherwise at any time or Exhibit A provides otherwise, if your service with Aether (or its subsidiaries) terminates for any reason before all of your shares of Restricted Stock are Vested, then you will forfeit those shares that are unvested to the extent that they do not otherwise vest as a result of the termination. In addition, any shares that are not Vested as of the date that is seven (7) years from the Grant Date (as set forth in Exhibit A) shall be forfeited by Executive. Any forfeited unvested shares will revert immediately to Aether. You will receive no payment for the shares that you forfeit.

VESTING

Assuming you remain an employee of Aether, all restrictions under RESTRICTIONS AND FORFEITURES will lapse in accordance with the Vesting Schedule set forth in Exhibit A. For purposes of this Restricted Stock Agreement and Exhibit A, the term “Trigger Event” means the date on which the Company consummates a Qualifying Acquisition. The term “Qualifying Acquisition” shall mean an acquisition by the Company (or a wholly owned subsidiary of the Company) of a business (whether in a single transaction or a series of related transactions), whether by the purchase of stock or assets (including by means of a merger), that the Board of Directors determines (a) has an appropriate level of historical profitability, or strong prospects for appropriate profitability in the near term, evaluated in light of the Company’s business objectives and (b) provides the Company with a viable platform for the development of a profitable new line of business or a new business segment. On the date of the Trigger Event, each share of Restricted Stock will become Vested.

Notwithstanding anything in this Restricted Stock Agreement to the contrary, the Restricted Shares shall become Vested immediately (i) upon a Change of Control, as defined in the Plan, or (ii) if you are terminated without Cause (as defined in your Employment Agreement, dated July 7, 1999, as amended by Amendment No. 1, dated May 5, 2006 (the “Employment Agreement”), because of Disability (as defined in the Employment Agreement), or because of your death or if you terminate your employment with Good Reason. “Good Reason” shall mean (i) a decrease in your Salary (as defined in the Employment Agreement) below the then current amount thereof annually, or a failure by the Company to pay material compensation due and payable to you in accordance with the terms of your Employment Agreement or any other applicable agreement or instrument governing the payment of compensation to you as an employee; (ii) a material diminution of your responsibilities, positions or titles from those set forth in your Employment Agreement, including ceasing to be the Chief Executive Officer of the Company (or its ultimate parent following a Change in Control) other than following the occurrence of a Trigger Event; (iii) the Company requiring you to be based at any office or location more than 30 miles from the Baltimore, Maryland area; or (iv) a material breach of your Employment Agreement by the Company.

You agree and covenant that you will not dispose of such Vested New Shares in any manner that is violative of the Company’s bylaws, articles, and policies, including but not limited to the Company’s insider trading policy, violative of any applicable law, including but not limited to applicable state and federal securities laws, and, in any event, until the date that any and all information regarding the Trigger Event required to be filed with the appropriate governmental agency and made publicly available according to federal and state securities laws, NASD rules and regulations or any other applicable governing agency or entity is so filed and disclosed in the appropriate manner.

LIMITED STATUS	You understand and agree that Aether will not consider you a stockholder for any purpose with respect to shares of Restricted Stock, unless and until such shares have become Vested.

VOTING	You may not vote the Restricted Shares unless and until such shares become Vested.

POSSESSION

While unvested, the Restricted Stock will be held by an agent or service provider designated by Aether. After the shares become Vested, Aether will direct the transfer of the New Shares to you in book entry form (either directly or to a brokerage firm).

ADDITIONAL CONDITIONS TO RECEIPT	Aether may postpone issuing and delivering any New Shares for so long as Aether determines to be advisable to satisfy the following: • Its completing or amending any securities registration or qualification of the New Shares or its or your satisfying any exemption from registration under any federal or state law, rule or regulation;

•      Its receiving proof it considers satisfactory that a person seeking to receive the New Shares upon your death is entitled to do so;

•      Your complying with any requests for representations under the Plan; and

•      Your complying with any federal, state or local tax withholding obligations.

ADDITIONAL REPRESENTATIONS FROM YOU

If you receive the New Shares at a time when Aether does not have a current registration statement under the Securities Act of 1933, as amended (the “Act”), that covers the issuance of the New Shares to you, you must, before Aether will release the New Shares to you:

•      represent to Aether, in a manner satisfactory to Aether’s counsel, that you are acquiring the New Shares for your own account and not with a view to reselling or distributing the New Shares, and

•      agree that you will not sell, transfer or otherwise dispose of the New Shares unless (i) a registration statement under the Act is effective at the time of disposition with respect to the New Shares you propose to sell, transfer or otherwise dispose of or (ii) Aether has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 promulgated under the Act or otherwise, no registration under the Act is required.

ADDITIONAL RESTRICTION	You will not receive the New Shares if issuing the New Shares would violate any applicable federal or state securities laws or other applicable laws or regulations.

NO EFFECT ON EMPLOYMENT OR OTHER RELATIONSHIP

Nothing in this Restricted Stock Agreement restricts Aether’s rights or those of any of its affiliates to terminate your employment or other relationship with the Company at any time, with or without cause. The termination of employment or other relationship, whether by Aether or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

GOVERNING LAW	The laws of the State of Delaware will govern all matters relating to this Restricted Stock Agreement, without regard to the principles of conflicts of laws thereof.

NOTICES

Notice must be given in writing by personal delivery, by certified mail, return receipt requested, by facsimile or by overnight delivery. You must send your notice to the Secretary of the Company at the address of the Company’s headquarters. The Company will send or deliver any notice to be given to you to the address set forth on Exhibit A hereto. Both parties hereto may change their respective addresses for notice by given the other party appropriate notice hereunder.

PLAN GOVERNS	Wherever a conflict may arise between the terms of the Plan and this Restricted Stock Agreement, the terms of the Plan will control.

COMPANY:

AETHER HOLDINGS INC.

/s/ David Reymann
David Reymann, Chief Financial Officer

EXHIBIT A

Recipient Information:

Name:	David Oros

SSN:

Address:

Grant Information:

Restricted Shares:	150,000

Date of Grant:	05/05/06

Vesting Schedule:

Restricted Shares shall become nonforfeitable (“Vested”) as follows, subject to earlier vesting in accordance with the other terms of the Restricted Stock Agreement:

50,000 of the shares shall become Vested New Shares on the first anniversary of the date on which a Trigger Even occurs (the “Trigger Date”), provided that you are employed by the Company on such date,

50,000 of the shares shall become Vested New Shares on the second anniversary of the Trigger Date, provided that you are employed by the Company on such date, and

50,000 of the shares shall become Vested New Shares on the third anniversary of the date Trigger Event (each a “Vesting Date”), provided that you are employed by the Company on such date.

Grant Expiration Rules:

You will forfeit any unvested portion of this Grant immediately upon the first to occur of (i) the date you cease to be employed by the Company, unless such termination is without Cause, because of your death or Disability, or with Good Reason, all as described in the Restricted Stock Agreement, and (ii) 05/05/13.

Special Tax Rule:

The Administrator has determined that, as contemplated by the terms of the Plan, you may satisfy all or any portion of any tax withholding obligation that may arise as a result of the Vesting of New Shares by directing the Company to retain shares from the Vested New Shares. In such event, the Company shall remit to the applicable taxing authorities, on your behalf (as a withheld amount) an amount equal to the number of Vested New Shares retained by the Company, multiplied by the fair market value of such Vested New Shares on the date of their retention by the Company (which shall be the date of vesting of such New

Shares).

I acknowledge that I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. By executing where indicated below, I accept the Grant subject to all of the terms and provisions of this Restricted Stock Agreement and of the Plan under which the Grant is made, as the Plan may be amended from time to time in accordance with its terms. I agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

/s/ David Oros
David Oros